UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2019

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which Registered
Common Stock, par value $0.001 per share	BZH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Seventh Amendment to Second Amended and Restated Credit Agreement

On September 9 2019, Beazer Homes USA, Inc. (the “Company”) executed a Seventh Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of September 24, 2012, between the Company, as borrower, the lenders party thereto, the issuers party thereto, and Credit Suisse AG, Cayman Islands Brach, as agent, as amended on November 10, 2014, November 6, 2015, October 13, 2016, October 24, 2017, October 1, 2018 and February 20, 2019 (as amended, the “Credit Agreement”). The Amendment, among other things:

•	increases the maximum aggregate amount of commitments under the Credit Agreement from $210 million to $250 million,

•

extends the termination date to February 15, 2022 (or, if more than $25 million of the Company’s 8 3/4% senior notes due March 15, 2022 remains outstanding on the date that is 91 days prior to the stated maturity thereof (the “Springing Date”), the termination date shall be the Springing Date), and

•	increases the after-acquired exclusionary condition (as defined in the Credit Agreement) from $800 million to the product of the aggregate amount of the commitments multiplied by 4.

The foregoing description of the Amendment is qualified in its entirety to the full text of the Amendment filed herewith as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Senior Unsecured Term Loan

On September 9, 2019, the Company entered into a term loan agreement (the “Term Loan Agreement”) with Credit Suisse International (“Lender”) and certain subsidiaries of the Company as guarantors. The Term Loan Agreement provides for an unsecured term loan in an aggregate principal amount of up to $150 million (the “Term Loan”), the availability of which is subject to certain funding conditions and the discretion of the Lender. Any proceeds from the Term Loan are to be used to prepay a portion of the Company’s 8.750% Senior Notes, due March 15, 2022, issued in the aggregate principal amount of $500 million. The Company’s subsidiaries that guarantee the obligations under the Company’s secured revolving credit facility are guarantors of the obligations under the Term Loan Agreement. In the event that the Term Loan is not funded on or prior to September 30, 2019, the Term Loan Agreement will terminate automatically. If funded, the Term Loan will (i) mature on September 9, 2022, with $50 million amortizing on September 10, 2020 and $50 million amortizing on September 10, 2021, (ii) bear interest at a fixed rate determined at the time of borrowing based on prevailing market conditions and (iii) be prepayable at the Company’s option, subject to certain circumstances and the payment of certain premiums. In the event of a prepayment of the Term Loan, the Company may be obligated to pay certain unwind and breakage costs on certain hedging arrangements of the Lender. The Term Loan Agreement contains covenants generally consistent with the covenants contained in the Credit Agreement which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries (as defined in the Term Loan Agreement) to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments and create liens on assets of the Company or the restricted subsidiaries. The Term Loan Agreement also includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant or agreement, inaccurate or false representations or warranties, a default on other material indebtedness, insolvency or bankruptcy, a change of control and the occurrence of certain material judgments against the Company.

The foregoing description of the Term Loan Agreement is a general description and is qualified in its entirety by reference to the Term Loan Agreement attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Seventh Amendment to the Second Amended and Restated Credit Agreement, dated as of September 9, 2019, between the Company, as borrower, the lenders party thereto, the issuers party thereto, and Credit Suisse AG, Cayman Islands Brach, as agent, as amended

10.2	Term Loan Agreement, dated as of September 9, 2019, by and among the Company, the subsidiaries of the Company as guarantors thereto, and Credit Suisse International, as lender

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 9, 2019

BEAZER HOMES USA, INC.

By:	/s/ Keith L. Belknap
Name: Keith L. Belknap Title: Executive Vice President and General Counsel